EXHIBIT 4(e)

SECOND MODIFICATION OF INDENTURE

This Second Modification of Indenture, dated December 2, 2004, by and among Synovus Trust Company, N.A., a trust company organized under the laws of the state of Georgia (the “Trustee”), whose corporate trust offices are located in Columbus, Georgia; and 1st Franklin Financial Corporation, a Georgia corporation (the “Company”);

WITNESSETH:

WHEREAS, the Company and a predecessor of the Trustee entered into an Indenture dated as of October 31, 1984 (the “Indenture”), pursuant to which the Company has issued and proposes to issue Variable Rate Subordinated Debentures (the “Debentures”); and

WHEREAS, the original Trustee resigned and was replaced by Columbus Bank and Trust Company (“CB&T”), pursuant to that Agreement of Resignation, Appointment and Acceptance dated May 28, 1993; and

WHEREAS, the Trustee replaced CB&T as trustee pursuant to the Modification of Indenture dated as of March 29, 1995.

WHEREAS, the Trustee and Company are desirous of setting forth certain details regarding the Trustee’s performance of its duties pursuant to the Indenture and this Agreement in no way increases or expands the Trustee’s duties, but is simply meant to outline certain of the duties currently performed by Trustee; and

WHEREAS, the Company and the Trustee desire to amend the Indenture in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AMENDMENT OF INDENTURE

Section 1.1 Amendment of Indenture. Pursuant to Section 9.01(4) of the Indenture, a new paragraph (g) shall be added to Section 7.02 of the Indenture, which provides as follows:

Specifically, the Trustee’s duties shall include, but not be limited to, the following:

(i)   The Company shall deliver Securities to the Trustee on a weekly basis.  The Company shall include with such Securities an “Inventory Log Sheet” indicating each Securities’ number, the Holder’s legal name and address and the face amount of the Securities, together with such other information as the Trustee may request.

(ii)   Upon receipt of the Securities, the Trustee shall enter each of the Securities and each of the Holder’s information on the Trustee’s internal Log Sheet and create an internal Log Sheet Receipt showing the date, face value of each of the Securities received, together with each of the Securities’ registration numbers.  The log sheet and receipt are to be then printed and time-stamped.

(iii) The Securities shall then be provided to an officer of the Trustee who will verify the Log Sheet and sign each of the original Securities.

(iv)    The Trustee shall then deliver the Securities to each Holder designated by the Company by depositing each of the Securities in the U.S. mail, addressed to the Holder using the name and address provided by the Company in the Inventory Log Sheet.

(v) The Trustee shall copy each outgoing envelope containing the Securities and time-stamp it when the envelope is placed in the outgoing mailbox.

(vi) The Trustee shall thence file its Inventory Log Sheet in its internal notebook maintained for the Company.

(vii)   The Trustee shall use its best efforts to cause the Securities delivered by Company to be mailed out to the Holder upon the day of Trustee’s receipt thereof.  Any Securities not mailed during the Trustee’s regular business day is to be retained in the vault bag controlled by the Trustee’s senior trust operations specialist for deposit into the Trustee’s dual-controlled Trust Vault.

(viii)   Securities returned to Trustee due to incorrect addresses are to be noted and the Trustee shall request an updated address from the appropriate Company representative.  If Company can provide an updated and current address, the Trustee shall mail each of the Securities to the Holder at said address or, if Company cannot provide a current address, the Trustee shall return the Securities to the Company.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants that:

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(a) The Company is a corporation validly incorporated and existing under the laws of the State of Georgia;

(b) the Indenture was validly and lawfully executed and delivered by the Company, and the outstanding Debentures were validly issued by the Company;

(c)

No default or Event of Default or, to the best of its knowledge, any event which with notice or the passage of time or both would constitute an Event of Default under the Indenture, has occurred and is continuing as of the date hereof;

(d) A Registration Statement under the Securities Act of 1933, as amended, is in effect with respect to the public offering of the Debentures.

ARTICLE 3.

MISCELLANEOUS

Section 3.1   Filings.   The Trustee agrees to cooperate with the Company in its preparation and filing of documents with the Securities and Exchange Commission and any applicable state securities authorities as deemed appropriate by the Company, in connection with this Agreement and the transactions contemplated thereby.

Section 3.2 Definitions. Terms not otherwise defined in this Agreement shall have the meanings given thereto in the Indenture.

Section 3.3 Counterparts.  This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute one and the same instrument.

Section 3.4 Release. The Company hereby acknowledges and agrees that Trustee has complied with all terms and conditions of the Indenture and is not in breach of any provision thereof.

Section 3.5 Preservation of Rights.  Except as expressly provided herein, nothing contained in this Agreement shall in any way affect the obligations or rights of the Company, the Trustee or any Securities Holder under the Indenture.

Section 3.6   Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 3.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Trustee, the Company and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

1st FRANKLIN FINANCIAL CORPORATION

By: /s/ A. Roger Guimond
Name: A. Roger Guimond
Title: Executive Vice President and CFO

[SEAL]

ATTEST:

By: /s/ Lynn E. Cox
Name: Lynn E. Cox
Title: Vice President / Secretary and Treasurer

SYNOVUS TRUST COMPANY

By: /s/ Marcia Williams
Name: Marcia Williams
Title: Trust Officer

[SEAL]

ATTEST:

By: /s/ Frazer K. Loomis
Name: Frazer K. Loomis
Title: Assistant Vice President

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